Exhibit 10.35

January 9, 2024

PERSONAL & CONFIDENTIAL

Rami Rahim
c/o Juniper Networks, Inc.
1133 Innovation Way
Sunnyvale, California 94089

Dear Rami,

On behalf of Hewlett Packard Enterprise Company (“HPE” or the “Company”), I am pleased to formally extend an offer to you to join our Networking business unit as its President and General Manager, having responsibilities, duties and authorities consistent with such position, and reporting solely and directly to the Chief Executive Officer of the Company (the “Reporting Officer”).

This offer is contingent on your continued employment with Juniper Networks, Inc. (“Juniper”) until your first day with HPE (referred to as your “start date”) and the closing of HPE’s acquisition of Juniper (the “Merger”). In the event that the Merger is not consummated for any reason or if you are not employed with Juniper on the date the Merger is completed (the “Closing Date”), this offer will be considered null and void. Your start date with HPE will be the Closing Date. Your work location will be no further than 40 miles from your work location immediately prior to the Closing Date. Capitalized terms that are used in this letter that are not otherwise defined will have the meanings ascribed to them in the Agreement and Plan of Merger (the “Merger Agreement”), dated January 9, 2024, by and among HPE, Juniper, and Jasmine Acquisition Sub, Inc.
1.Upon the occurrence of the Effective Time, your Change of Control Agreement (“CCA”) with Juniper, effective November 1, 2023, and your Severance Agreement (“Juniper Severance Agreement”) with Juniper, effective November 1, 2023, and in each case any rights thereunder (including, for clarity, your right to terminate employment for “Good Reason” and receive equity award acceleration and other severance benefits under the CCA) immediately shall terminate.
2.Notwithstanding anything to the contrary contained in the Merger Agreement, any equity award agreement or plan, subject to the occurrence of the Effective Time, the unvested Parent Option Awards and the unvested Parent RSU Awards that you hold immediately following the Effective Time (together the “Unvested Rollover Equity Awards”) will vest in accordance with their terms; provided, however, that:

a.Unvested Rollover Equity Awards (i) representing 30% of the Unvested Equity Value (as defined below), and (ii) scheduled to vest at the earliest of the vesting dates applicable to the Unvested Rollover Equity Awards shall vest on the Closing Date.
b.The remaining portion of the Unvested Rollover Equity Awards shall vest upon the earliest to occur of (i) their regularly scheduled vesting dates, subject to your continued employment with HPE through such dates, (ii) the date that is one year plus one day following the Closing Date, subject to your continued employment with HPE through such date, and (iii) the termination of your employment by HPE without Cause, by you for Good Reason or due to your death or Disability (each of Cause, Good Reason and Disability as defined in Exhibit A) (collectively, a “Qualifying Termination”), subject, in the case of clause (iii) only, to your execution and non-revocation of a release of claims with HPE in substantially the form attached hereto as Exhibit B, but which may be updated to reflect changes in law and regulations (the “Release”) and subject to the Release becoming effective within 52 days following such termination.
For purposes of this offer letter, the “Unvested Equity Value” shall equal the value of the Unvested Rollover Equity Awards based on the volume weighted average price of a share of HPE common stock over the ten (10) trading-day period starting with the opening of trading on the eleventh (11th) trading day prior to the Closing Date and ending at the close of trading on the second-to-last trading day prior to the Closing Date, as reported by Bloomberg (such price, the “HPE Price”). The unvested Parent Option Awards will be valued using the “spread” between the exercise price per share and the HPE Price. You will forfeit any unvested portion of the Unvested Rollover Equity Awards upon a termination of your employment with HPE and its subsidiaries that is not a Qualifying Termination.
3.For the first three years of your employment with HPE, your annual base salary will be $1,000,000 to be paid in twenty-four (24) semi-monthly payments (less all applicable deductions and withholdings).  Your annual base salary is eligible for review for upward (but not downward) adjustment on an annual basis consistent with similarly situated HPE executives. Your paydays are expected to occur on the 15th and last day of the month unless such date falls on a weekend or a company-observed holiday in which case you will be paid on the workday immediately preceding the payday.
4.In addition to your base salary, starting from the closure of the then current bonus year of the Juniper annual incentive plan (“Juniper AIP End Date”) you are participating in immediately prior to Closing Date through the end of the first three plan years following the Juniper AIP End Date of your employment with HPE, you will be eligible to participate in the Company's Pay-for-Results Annual Bonus Plan ("ABP"). During this time, you will be eligible for a target annual bonus opportunity equal to 175% of your annual base salary with a maximum bonus opportunity equal to 200% of your target annual bonus opportunity, with performance metrics and other material terms no less favorable to you than those applicable to similarly situated HPE executives generally.

The performance metrics and payout, if any, are determined annually by the HR and Compensation Committee of the HPE Board of Directors (the “HRC”), or its delegate(s), in its sole good faith discretion. Your annual bonus opportunity is eligible for review for upward (but not downward) adjustment on an annual basis consistent with similarly situated HPE executives. The Company will deduct from the bonus any applicable withholding taxes or other deductions it is required to make by law.
5.As consideration for the value we believe you bring to this venture, we are pleased to offer you a retention package consisting of both, a one-time award of restricted stock units and a one-time cash award, with the following terms:
a.Subject to your continued employment through the Closing Date, as soon as practicable and in any event within 15 days following the Closing Date, HPE will grant to you a number (rounded up to the nearest whole number) of HPE Restricted Stock Units, with each unit corresponding to one share of HPE common stock, equal to the quotient of $3,000,000 divided by the closing price of HPE common stock on the trading day immediately preceding the Closing Date (the “HPE Retention RSUs”). The HPE Retention RSUs will vest in equal installments on each of the first three anniversaries of the Closing Date subject to your continued employment with HPE through each applicable vesting date; provided that any unvested portion of the HPE Retention RSUs will vest in full upon a Qualifying Termination. You will forfeit any unvested portion of the HPE Retention RSUs upon a termination of your employment with HPE and its subsidiaries that is not a Qualifying Termination.
b.Subject to your continued employment through the Closing Date, as soon as practicable, and in any event within 15 days following the Closing Date, HPE will grant to you a $9 million cash-based retention award (“Retention Cash Award”). The Retention Cash Award will vest in equal installments on each of the first three anniversaries of the Closing Date, subject to your continued employment with HPE through each applicable vesting date; provided that any unvested portion of the Retention Cash Award will vest in full upon a Qualifying Termination. Any vested portion of the Retention Cash Award will be paid, less applicable tax withholdings, on the first regular payroll date following the vesting date. You will forfeit any unvested portion of the Retention Cash Award upon a termination of your employment with HPE and its subsidiaries that is not a Qualifying Termination.
6.For the first three years of your employment with HPE following the Closing Date, you will receive an annual long term incentive award (each, an “Annual LTI Grant”) having a target grant date value of $11 million. You will receive three Annual LTI Grants during this period: The first Annual LTI Grant will be made within 90 days following the Closing Date, and the subsequent two Annual LTI Grants will be aligned to the standard HPE December grant cycle. Your Annual LTI Grant opportunity is eligible for review for upward (but not downward) adjustment on an annual basis consistent with similarly situated HPE executives.

a.50% of the target grant date value of each Annual LTI Grant will be in the form of HPE Restricted Stock Units, with each unit corresponding to one share of HPE common stock (“Annual RSUs”), vesting in equal annual installments on the first three anniversaries of the grant date, subject to your continued employment with HPE and its subsidiaries through each vesting date; provided, however, that if both (i) the Closing Date occurs after Juniper makes its 2025 annual long-term incentive grants (“2025 Juniper LTI Grants”) and (ii) the 2025 Juniper LTI grant to you is at least 75% of the value of the 2024 Juniper LTI grant to you (items (i) and (ii) together, the “Modified Vesting Conditions”), the initial grant of Annual RSUs that you receive following the Closing Date will vest in equal annual installments on December 15, 2026, 2027 and 2028, subject to your continued employment with HPE and its subsidiaries through each vesting date. Each grant of Annual RSUs will be covered by the vesting acceleration provisions contained in the HPE Severance and Long-term Incentive Change in Control Plan for Executive Officers (the “HPE Severance Plan”). Except as provided herein, the Annual RSUs will be subject to the terms and conditions of standard form award agreements applicable to similarly situated HPE executives generally (including full accelerated vesting upon death or disability). Except as otherwise provided in the HPE Severance Plan or the applicable award agreement, you will forfeit any unvested Annual RSUs upon the termination of your employment with HPE and its subsidiaries.
b.50% of the target grant date value of each Annual LTI Grant will be in the form of HPE Performance Stock Units, with each unit corresponding to one share of HPE common stock (“Annual PSUs”), cliff vesting after completion of the three-year performance period and based on the achievement of operating profit (calculated consistent with HPE’s public financials) goals for the Networking business unit as set forth in the HPE long-term plan established by HPE’s CEO and CFO that will be finalized after the Closing Date, and subject to your continued employment with HPE and its subsidiaries through the end of the applicable performance period; provided, however, that if the Modified Vesting Conditions are satisfied, the initial grant of Annual PSUs that you receive following the Closing Date will cliff vest in December 2028, subject to your continued employment with HPE and its subsidiaries through the end of the applicable performance period. The performance curve of the PSUs will include a performance vesting rate of 50% for achieving threshold level on the operating profit goal and 200% for achieving max or above level on the operating profit goal. The PSUs will also be subject to a relative Total Shareholder Return modifier of plus or minus 20% (but in no event bringing total payout above 200%) no less favorable to you than is applicable to similarly situated HPE executives generally. Each grant of Annual PSUs will be covered by the vesting acceleration provisions contained in the HPE Severance Plan. Except as provided herein, the Annual PSUs will be subject to the terms and conditions of standard form award agreements applicable to similarly situated HPE executives generally (including full accelerated vesting upon death or disability). Except as otherwise provided in the HPE Severance Plan or the applicable award agreement, you will forfeit any unvested Annual PSUs upon the termination of your employment with HPE and its subsidiaries.
7.Upon the termination of your employment with the Company for any reason, the Company shall pay or provide to you (or in the event of your death, your estate or beneficiaries) (x) any base salary earned but unpaid through the termination date, (y) vested benefits and accrued but unused vacation (if any) in accordance with the applicable terms of applicable Company arrangements and (z) any unreimbursed expenses in accordance with applicable Company policies (collectively, the “Accrued Amounts”). Upon a Qualifying Termination within eighteen months following the Closing Date, subject to your execution and non-revocation of the Release and subject to the Release becoming effective within 52 days following such termination, HPE shall provide you (or in the event of your death, your estate or beneficiaries) with the following severance, in addition to the Accrued Amounts:
a.You shall receive a lump-sum payment (less applicable withholding taxes) equal to 200% of (1) your annual base salary (as in effect immediately prior to the Closing or the termination of your employment or, in the case that a material reduction in base salary triggers a resignation for Good Reason, as in effect immediately prior to such reduction, in each case, whichever is greater) and (2) your target bonus (for the fiscal year in which the Closing or the termination of your employment occurs, whichever is greater) payable in accordance with Section 7(c).
b.In lieu of continuation of benefits, you shall receive a single lump sum payment, less applicable withholding taxes, in an amount equal to (x) 12 multiplied by (y) your monthly premium cost for coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) based on your benefit plan elections in place as of the date of your termination of employment, which such amount shall be payable in accordance with Section 7(c) whether or not you actually elect coverage pursuant to COBRA.
c.The severance payments to which you are entitled under Section 7(a) and (b) shall be paid by the Company to you in a single lump-sum cash payment on the 53rd calendar day after your termination of employment, subject to any delay required to avoid additional taxation under Section 409A. If you should die before the severance payments have been paid, such payments shall be paid in a lump-sum payment (less any withholding taxes) to your designated beneficiary, if living, or otherwise to the personal representative of your estate.

d.Any earned but unpaid ABP payments for fiscal years completed prior to the termination date, payable when such bonus is ordinarily paid.
e.You shall not be required to mitigate the amount of any payment contemplated by this Section 7, nor shall any such payment be reduced by any earnings that you may receive from any other source.
f.You agree that you will not be eligible for any severance under the HPE Severance Plan in the event of a Qualifying Termination covered by this Section 7, except as otherwise provided in Section 6(a)-(b) above.
8.Following the eighteen-month anniversary of the Closing Date, you will be eligible for severance benefits without duplication under the HPE Severance Plan upon a “Qualifying Termination” (as defined therein) (which plan shall not apply to the HPE Retention RSUs, the accelerated vesting of which is provided in Section 5(a) above).
9.When you join HPE you will be eligible to participate in the other benefit programs and perquisites that are offered to HPE senior executives, excluding the Chief Executive Officer of HPE, subject to HPE’s policies. The HPE Severance Plan and any other benefit programs are subject to modification from time to time provided, that, you shall not be treated less favorably than similarly situated HPE executives generally.  You will be entitled to receive service credit for your prior service with Jasmine for purposes of retirement treatment for equity awards granted to you by HPE and for purposes of the HPE Retiree Welfare Benefits Plan; provided that in each case you will not be deemed to be retirement eligible until having performed five (5) continuous years of service for HPE from the Closing.
10.Golden Parachute Excise Tax Best Results.
a.Upon your request, in addition to any rights provided to Juniper pursuant to the interim operating covenants of the Merger Agreement, HPE will reasonably cooperate with you to defer or reduce compensation to avoid adverse treatment under IRC Sections 280G and 4999.
b.In addition to any reasonable cooperation pursuant to Section 10(a) above, in the event that the severance and other benefits provided for in this offer letter or otherwise payable to you (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) would be subject to the excise tax imposed by Section 4999 of the Code, then such severance and other benefits shall either be:
i.delivered in full, or
ii.delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by you, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, any determination required under this Section 10 will be made in writing by a national “Big Four” accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10. Any reduction in payments and/or benefits required by this Section 10 shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; and (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced.
11.Section 409A
a.Notwithstanding anything to the contrary in this offer letter, if you are a “specified employee” within the meaning of IRC Section 409A at the time of your termination (other than due to death) or resignation, then the severance payable to you, if any, pursuant to this offer letter, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following your termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your termination but prior to the six (6) month anniversary of your termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit as such schedule may be qualified by your death. Each payment and benefit payable under this offer letter is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
b.Any amount paid under this offer letter that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.
c.Any amount paid under this offer letter that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above. “Section 409A Limit” will mean the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding your taxable year of your termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.
d.The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.
12.Miscellaneous Provisions
a.Amendment or Waiver. No provision of this offer letter shall be amended, modified, waived or discharged unless the amendment, modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of HPE. No waiver by either party of any breach of, or of compliance with, any condition or provision of this offer letter by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

b.Entire Agreement. This offer letter constitutes the entire agreement of the parties hereto and upon the Closing Date supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof (including, for the avoidance of doubt, the CCA and Juniper Severance Agreement).
c.Choice of Law. The validity, interpretation, construction and performance of this offer letter shall be governed by the laws of the State of California without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of laws of any jurisdiction other than the State of California.
d.Jurisdiction; Venue. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this offer letter and each of the parties to this offer letter hereby waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this offer letter in any such California State or Federal court. The provisions of this Section 12(d) apply only with respect to Sections 2 and 7 of this offer letter and supersede any contrary provisions in the Mutual Agreement to Arbitrate Claims.
e.The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall be bound by the obligations under this offer letter and shall perform the obligations under this offer letter in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this offer letter, the term “Company” shall include any successor to the Company’s business and/or assets described in this Section 12(e) or which becomes bound by the terms of this offer letter by operation of law.
f.Notice. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, or (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid, and shall be addressed (i) if to you, at your last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Corporate Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.
13.If you accept this offer as set forth above, you must also meet the following conditions to be eligible for employment with the Company:
a.Arbitration Agreement. This offer and your employment are also conditional upon your review and acceptance of the Mutual Agreement to Arbitrate Claims attached hereto as Exhibit C, which shall be effective as of your start date. Arbitration has become a common practice in many areas of business and HPE recognizes arbitration to be an effective way to resolve employment-related disputes. This Mutual Agreement to Arbitrate Claims is substantially the same agreement executed by all executive officers of the Company and is consistent with the current form of such agreement. Please review the attached Mutual Agreement to Arbitrate Claims.
b.Agreement Regarding Confidential Information and Proprietary Developments ("ARCIPD"). This offer and your employment are conditional upon your review and acceptance of the ARCIPD attached hereto as Exhibit D, which shall be effective as of your start date. This ARCIPD is on substantially the same terms as provided to all executive officers of the Company and is consistent with the current form of such agreement. Please review the attached ARCIPD.
Please understand your employment with the Company would be on an at-will basis, and as such, would be for an indefinite term and may be ended, with or without cause, at any time by either you or the Company, with or without previous notice.  The at-will nature of your job may be changed only through a written communication to you from the Company's General Counsel.

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[Signature pages follow]

EXECUTION VERSION
IN WITNESS WHEREOF, the parties have executed this offer letter on the date and year first above written.

Hewlett Packard Enterprise Company

By: ___/s/ Alan May______________________________
Name:    Alan May
Title:     Executive Vice President, Human Resources

[Signature Page to Rami Rahim Offer Letter]

In accepting the Company’s conditional offer of employment, I have read, understand and agree to the terms and conditions of the offer letter and other documents attached, specifically the Mutual Agreement to Arbitrate Claims, and the HPE Agreement Regarding Confidential Information and Proprietary Developments.

Additionally, I have read, understand and agree to comply in all material respects with the Company’s Standards of Business Conduct (“SBC”) and all related policies, including the U.S. Drug Policy, and acknowledge my responsibility to comply in all material respects with the SBC and related policies following the commencement of my employment.

_/s/ Rami Rahim____________________
Rami Rahim

EXHIBIT A
    “Cause” means: (i) an act of personal dishonesty taken by you in connection with your responsibilities as an employee and intended to result in substantial personal enrichment of you; (ii) you being convicted of, or pleading nolo contendere to, a felony; (iii) a willful act by you which constitutes gross misconduct and which is injurious to HPE; or (iv) following delivery to you of a written demand for performance from HPE which describes the basis for HPE’s reasonable belief that you have not substantially performed your duties, continued violations by you of your obligations to HPE which are demonstrably willful and deliberate on your part.

“Disability” means that you have been unable to perform your
Company duties as the result of your incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to you or your legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate your employment. In the event that you resume the performance of substantially all of your duties hereunder before the termination of your employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

“Good Reason” means your termination of employment following the expiration of any cure period (discussed below) following the occurrence, without your express written consent, of one or more of the following:

    (i) a material reduction of your duties, authority or responsibilities, relative to your duties, authority or responsibilities as President and General Manager of the Company’s Networking Business Unit as in effect immediately prior to such reduction, excluding such reduction resulting from the migration of business or operational functions performed on a Company-wide basis from Juniper to the Company in connection with the integration of the Juniper business (provided that the migration of business and operational functions from Juniper to the Company, if any, will not result in a substantially greater degree of Company-wide performance of Juniper business and operational functions than is applicable to other similar business units of the Company);

    (ii) an adverse change in your title, President and General Manager of the Company’s Networking Business Unit; or

    (iii) ceasing to report solely and directly to the Chief Executive Officer of the Company; or

    (iv) a material reduction by the Company in your base compensation or total target cash compensation as in effect immediately prior to such reduction; or

    (v) the relocation of you to a facility or a location more than forty (40) miles from Juniper’s headquarters; or

    (vi) a material breach by the Company of this offer letter.

You will not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the event that you believe constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.
Company Confidential    2

EXHIBIT B

Release of Claims from CCA
[Omitted pursuant to Regulation S-K Item 601(a)(5)]

EXHIBIT C
HPE Mutual Agreement to Arbitrate Claims
[Omitted pursuant to Regulation S-K Item 601(a)(5)]

EXHIBIT D
HPE Agreement Regarding Confidential Information and Proprietary Developments
[Omitted pursuant to Regulation S-K Item 601(a)(5)]